As filed with the Securities and Exchange Commission on April 24, 2013

Registration No. 333-182420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COTY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2844 (Primary Standard Industrial Classification Code Number)	13-3823358 (I.R.S. Employer Identification Number)

2 Park Avenue
New York, NY 10016
(212) 479-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jules Kaufman
General Counsel
Coty Inc.
2 Park Avenue
New York, NY 10016
(212) 479-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew L. Fabens Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000 Fax: (212) 351-4035	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4111 Fax: (212) 701-5111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☒  Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-182420) of Coty Inc. is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant (except any underwriting and commissions and expenses incurred by the selling stockholders in this offering). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

SEC Registration Fee	$80,220
FINRA filing fee	70,500
New York Stock Exchange listing fee	25,000
Printing and engraving
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses (including related legal fees)
Transfer agent and registrar fees
Miscellaneous expenses

Total:

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation will provide for such limitation of liability.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant to be effective upon completion of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since July 1, 2009, we have sold the following of our securities to the following entities and individuals on the dates set forth below. The issuances of these securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering or Rule 701 thereunder. The information set forth below with respect to our voting and non-voting common stock gives effect to the 5-for-1 stock split of our common stock that was completed on September 22, 2010.

(1)

Since July 1, 2009, we have granted to certain of our employees options to purchase an aggregate of 27,684,968 shares of our common stock, of which 82,417 have been exercised, none have expired, 7,050,570 have been forfeited and 20,551,981 remain either unvested or unexercised. The exercise prices of these options were between $8.25 and $11.60 per share.

(2)

Since July 1, 2009, we have sold 2,350,049 shares of restricted stock to certain of our employees under the Executive Ownership Plan or the Omnibus LTIP, of which none have been forfeited and 1,162,249 remain unvested. The purchase prices of these shares of restricted stock were between $9.20 and $15.25.

(3)	Issuances of Common Stock:

(a)	On December 17, 2010, we sold 65,217,391 shares to Donata Holdings BV, at a purchase price of $9.20 per share for an aggregate purchase price of $599,999,997.20.

(b)

On October 18, 2011, we sold 5,226,381 shares to directors on our Board of Directors under the Director Stock Purchase Program, at a purchase price of $10.50 per share for an aggregate purchase price of $54,877,000.50.

(c)	On December 30, 2011, we sold 1,900,000 shares to H.F.S. S.à r.l. under the Director Stock Purchase Program, at a purchase price of $11.25 per share for an aggregate purchase price of $21,375,000.

(d)

On January 10, 2012, we sold 2,873,610 shares to directors on our Board of Directors under the Director Stock Purchase Program, at a purchase price of $11.25 per share for an aggregate purchase price of $32,328,112.50.

(e)

On January 10, 2012, we sold 533,334 shares to Sandycove Ltd. at a purchase price of $11.25 per share for an aggregate purchase price of $6,000,007.50. These shares were purchased under an agreement between Sandycove Ltd. and Coty Inc.

(f)	On February 28, 2012, we sold 22,600 shares to Sérgio Pedreiro, at a purchase price of $11.25 per share for an aggregate purchase price of $254,250.00.

(4)	Since July 1, 2009, we have granted 3,890,000 IPO Units to certain of our employees, 2,390,000 of which remain unvested and 1,500,000 of which have been forfeited.

(5)	Since July 1, 2009, we have granted 30,000 shares of restricted stock to certain of our employees under the LTIP, all of which were valued at $11.25 when granted and remain unvested.

(6)

Since July 1, 2009, we have granted 355,002 Restricted Stock Units to directors on our Board of Directors under our 2007 Director Stock Plan, 325,002 of which remain unvested and 10,000 of which have been forfeited. The grant prices of the Restricted Stock Units were between $8.25 and $15.50.

(7)

Since July 1, 2009, we have granted 2,230,376 Restricted Stock Units to certain of our employees under the LTIP or the Omnibus LTIP, 2,227,926 of which remain unvested and 2,450 of which have been forfeited. The grant prices of the Restricted Stock Units were between $15.25 and $15.50.

(8)

On June 16, 2010, we issued to 36 accredited investors $500.0 million of Senior Secured Notes in three series in a private placement transaction pursuant to the NPA: (i) $100.0 million in aggregate principal amount of 5.12% Series A Senior Secured Notes due June 16, 2017, (ii) $225.0 million in aggregate principal amount of 5.67% Series B Senior Secured Notes due June 16, 2020 and (iii) $175.0 million in aggregate principal amount of 5.82% Series C Senior Secured Notes due June 16, 2022. The Senior Secured Notes were sold to certain accredited investors at a total purchase price equal to the $500.0 million principal amount. J.P. Morgan Securities Inc. and Banc of America Securities LLC acted as placement agents and received fees totaling $3,555,000.

Unless specified above, all grants were awarded under the 2007 Director Stock Plan, the EOP, the LTIP or the Omnibus LTIP. All shares described above were purchased at the valuation of our common stock on the date an irrevocable investment decision was made to purchase such shares. The grants and purchases described above that are subject to vesting conditions vest or are able to be exercised in accordance with the terms of each individual grant and are subject to the terms of the applicable plan.

Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Valuation and Qualifying Accounts (In millions)

(In millions)	Three Years Ended June 30, 2012
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Deductions(b)		Balance at End of Period
Allowance for doubtful accounts:
2012	$19.2	$5.5		$(5.1	)(a)	$19.6
2011	23.8	0.3		(4.9	)(a)	19.2
2010	26.7	3.1		(6.0	)(a)	23.8
Allowance for inventory obsolescence:
2012	$71.1	$43.0		$(46.2)		$67.9
2011	64.9	35.4		(29.2)		71.1
2010	97.7	35.6		(68.4)		64.9
Allowance for customer returns:
2012	$84.2	$151.8		$(161.1)		$74.9
2011	68.8	133.9		(118.5)		84.2
2010	79.7	126.1		(137.0)		68.8
Deferred tax allowances:
2012	$45.6	$4.9	(b)	$(3.4)		$47.1
2011	42.7	7.0	(b)	(4.1)		45.6
2010	94.7	11.9	(b)	(63.9)		42.7

(a)	Includes amounts written-off, net of recoveries.

(b)	Includes foreign currency translation adjustments.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Coty Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York on April 24, 2013.

COTY INC.

By:	/S/ SÉRGIO PEDREIRO Name: Sérgio Pedreiro Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2013.

Signature	Title	Date

* (Michele Scannavini)	Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2013
* (Sérgio Pedreiro)	Chief Financial Officer (Principal Financial Officer)	April 24, 2013
* (James E. Shiah)	Chief Accounting and Compliance Officer (Principal Accounting Officer)	April 24, 2013
* (Lambertus J.H. Becht)	Chairman of the Board of Directors	April 24, 2013
* (Bernd Beetz)	Director	April 24, 2013
* (Bradley M. Bloom)	Director	April 24, 2013
* (Peter Harf)	Director	April 24, 2013
* (Joachim Faber)	Director	April 24, 2013
* (M. Steven Langman)	Director	April 24, 2013
* (Erhard Schoewel)	Director	April 24, 2013
* (Robert Singer)	Director	April 24, 2013
* (Jack Stahl)	Director	April 24, 2013
*By:	/S/ JULES KAUFMAN Jules Kaufman Attorney-in-Fact

EXHIBIT INDEX

Item 16. Exhibits

Exhibit Number	Document
1.1*	Form of Underwriting Agreement (including form of lock-up agreement)
3.1	Form of Amended and Restated Certificate of Incorporation
3.2	Amended and Restated By-Laws
4.1*	Specimen Class A Common Stock Certificate of the registrant
4.2*	Specimen Class B Common Stock Certificate of the registrant
5.1*	Opinion of Gibson, Dunn & Crutcher LLP
10.1

Credit Agreement, dated as of April 2, 2013, among the registrant, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A., BNP Paribas, Crédit Agricole Corporate & Investment Bank, Deutsche Bank Securities Inc., ING Bank N.V., Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Bank, N.A. as Syndication Agents, J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Crédit Agricole Corporate & Investment Bank, Deutsche Bank Securities Inc., ING Bank N.V., Merrill Lynch Pierce, Fenner & Smith Incorporated, Morgan Stanley MUFG Loan Partners, LLC and Wells Fargo Securities, LLC as Lead Arrangers and Joint Bookrunners, and the lenders party thereto

10.2	Registration Rights Agreement between the registrant, JAB, as successor to Donata Holdings BV and Donata Holding SE, The Berkshire Fund Stockholders and the WB Fund Stockholders
10.3	Form of Amended and Restated Stockholders Agreement between the registrant, JAB Holdings II B.V., the Berkshire Fund Stockholders and the WB Fund Stockholders
10.4**	Lease Agreement, dated as of July 14, 2008 and amended as of March 17, 2009, May 19, 2011 and April 6, 2012, between the registrant and Empire State Building Company
10.5**	Agreement of Lease, dated as of October 29, 1999, between the registrant and One Park Avenue Tenant LLC
10.6**

Lease, dated as of December 30, 2005 and amended as of August 23, 2007, November 18, 2007 and November 13, 2008, between the registrant and PPF Off Two Park Avenue Owner, LLC, as successor in interest to SEB Immobilien-Investment GmbH

10.7**	Lease Agreement, dated as of July 3, 2007, between Société Coty France and SCI Vendôme Paris
10.8**	Lease Agreement, dated as of June 13, 2005, between Société Coty and S.C.I. Fêdêrale Gramont
10.9**

Lease Agreement, dated as of November 12, 1992 and amended as of February 4, 1994, March 10, 1997, January 23, 2000, March 31, 2000, August 1, 2006, January 28, 2008 and August 14, 2012 between Baker-Properties Limited Partnership and Coty US LLC

10.10**	Lease, entered into as of March 31, 2000 and amended as of August 1, 2006, September 8, 2009, August 16, 2010 and August 14, 2012 between Baker Properties Limited Partnership and Coty US Inc.
10.11**	Lease, dated as of July 25, 2011, between Terinvest SA and Coty Geneva S.A.
10.12**	Lease Agreement, dated August 14, 2012 between WU/LH 500 American L.L.C. and Coty US LLC
10.13*	Amended and Restated Employment Agreement, as amended and restated effective January 1, 2009, between the registrant and Bernd Beetz
10.14*	Employment Agreement, dated September 25, 2012, between Coty Italia S.P.A. and Michele Scannavini
10.15*	Employment Agreement, dated November 19, 2007, between the registrant and Jules Kaufman
10.16*	Employment Agreement, dated February 18, 1998, between Coty S.A. and Géraud-Marie Lacassagne
10.17*	Employment Agreement, dated June 24, 2011, between Coty Geneva S.A. and Darryl McCall
10.18*	Transfer Agreement Letter, dated June 24, 2011, between Coty Geneva S.A. and Darryl McCall

Exhibit Number	Document
10.19*	Employment Agreement, dated July 20, 2006, between Coty S.A.S. and Jean Mortier
10.20*	Rider, dated January 11, 2010, to Employment Agreement, dated July 20, 2006, between Coty S.A.S. and Jean Mortier
10.21*	Employment Agreement, dated November 18, 2008, between the registrant and Sérgio Pedreiro
10.22*	Employment Agreement, dated August 1, 2012, between Coty S.A.S. and Renato Semerari
10.23*	Employment Agreement, dated March 24, 2010, between Coty Geneva S.A. and Peter Shaefer
10.24	Form of Indemnification Agreement between the registrant and its directors and officers
10.25

Agreement Regarding Indemnification Obligations, dated as of April 14, 2011 and effective as of January 25, 2011, by and among the registrant, Berkshire Fund VII Investment Corp., Berkshire Fund VII-A Investment Corp., Berkshire Investors III LLC, Berkshire Investors IV LLC and Bradley Bloom.

10.26

Agreement Regarding Indemnification Obligations, dated as of April 14, 2011 and effective as of January 25, 2011, by and among the registrant, Worldwide Beauty Onshore L.P., Worldwide Beauty Offshore L.P. and Steven Langman

10.27	Coty Inc. Annual Performance Plan, as amended and restated April 8, 2013
10.28	Coty Inc. Long-Term Incentive Plan, as amended and restated April 8, 2013
10.29	Nonqualified Stock Option Award Terms and Conditions under Coty Inc. Long-Term Incentive Plan, as amended April 8, 2013
10.30	Form of IPO Unit Award under Coty Inc. Long-Term Incentive Plan
10.31	Restricted Stock Unit Award Terms and Conditions under Coty Inc. Long-Term Incentive Plan, as amended April 8, 2013
10.32	Coty Inc. Executive Ownership Plan, as amended and restated on April 8, 2013
10.33	Adoption of Amendments to Restricted Stock Units under the Coty Inc. Executive Ownership Plan (applicable to awards outstanding on September 14, 2010)
10.34	Adoption of Amendments to Restricted Stock Units under the Coty Inc. Executive Ownership Plan (applicable to awards outstanding on December 7, 2012)
10.35	Form of Restricted Stock Agreement under Coty Inc. Executive Ownership Plan, as amended on April 8, 2013
10.36	Matching Option Award Terms and Conditions under Coty Inc. Executive Ownership Plan, as amended on April 8, 2013
10.37	Coty Inc. Stock Plan for Non-Employee Directors
10.38	Form of Nonqualified Stock Option Award Agreement under Coty Inc. Stock Plan for Non-Employee Directors
10.39	Coty Inc. 2007 Stock Plan for Directors, as amended and restated April 8, 2013
10.40

Adoption of Amendments to Pre-2008 Stock Options Granted Under the Coty Inc. 2007 Stock Plan for Directors Or the Coty Inc. Stock Plan for Non-Employee Directors (applicable to awards outstanding on September 14, 2010)

10.41	Restricted Stock Unit Award under Coty Inc. 2007 Stock Plan for Directors, as amended on April 8, 2013
10.42	Coty Inc. Stock Purchase Program for Directors, as amended and restated as of April 8, 2013
10.43	Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated on April 8, 2013
10.44	Restricted Stock Unit Award Terms and Conditions under the Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated April 8, 2013
10.45	Restricted Stock and Restricted Stock Unit Tandem Award Terms and Conditions under the Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated April 8, 2013
11.1*	Statement regarding computation of per share earnings
12.1*	Statements regarding computation of ratios
21.1*	List of significant subsidiaries
23.1**	Consent of Deloitte & Touche LLP regarding Coty Inc. and its Subsidiaries

Exhibit Number	Document
23.2*	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included in signature page)

*	To be included by amendment.

**	Previously filed.

The Company has outstanding certain other long-term indebtedness. Such long-term indebtedness does not exceed 10% of the total assets of the Company; therefore, copies of instruments defining the rights of holders of such indebtedness are not included as exhibits. The Company agrees to furnish copies of such instruments to the SEC upon request.